Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 25, 2014 / 2:00PM GMT

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

CORPORATE PARTICIPANTS

Quintin Kneen Gulfmark Offshore Inc - President & CEO

Jay Mitchell Gulfmark Offshore Inc - CFO

David Rosenwasser Gulfmark Offshore Inc - COO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Clarkson Capital Markets - Analyst

Gregory Lewis Credit Suisse - Analyst

George O'Leary Tudor, Pickering, Holt & Co. - Analyst

Retiya Stetson Morgan Stanley - Analyst Turner Holm RS Platou Markets - Analyst JB Lowe Cowen and Company - Analyst Chris Snyder Sidoti & Company - Analyst Mark Brown Citigroup - Analyst

PRESENTATION

Operator

Welcome everyone to the GulfMark Offshore fourth quarter 2013 earnings conference call. My name is Emily. I will be your conference specialist for this presentation. On the call today are: Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer.

(Operator Instructions)

Please note that the event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company's filing with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations and that the projected outcomes can or will be achieved.

Thank you. I would now like to turn the conference over to Mr Quintin Kneen. Please, go ahead.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Emily. Greetings, everyone. Welcome to the fourth quarter 2013 GulfMark Offshore earnings conference call. The format for today's call will be consistent with the format that we have used for the past three quarters. I will make some prepared remarks on current market conditions and on what we anticipate for the coming year. Then I will hand it over to Jay to go over the quarterly numbers. Next, David will give us an update on operations around the world. Then we will open it up for questions.

We are quite pleased today to be able to report solid fourth quarter results. Each of our three regions performed well, with each region operating at utilization over 90%. The average day rate increased 3% in the Americas region for the quarter. The average day rate was essentially flat but up slightly in Southeast Asia and was lower in the North Sea consistent with the typical Q4/Q1 calendar-year seasonality.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Consolidated revenue was up 2% sequentially, which is unusual for us as the seasonality in the North Sea usually brings the consolidated revenue number down sequentially from Q3 to Q4. Year-over-year, we saw a meaningful improvement in our business. Our worldwide average day rate for 2013 was up 15% over 2012, with the Americas region increasing 26% year-over-year and a 7% increase in the North Sea. Worldwide utilization year-over-year was up almost 4 percentage points driven by a 9 percentage point increase in the US.

For 2014, we see continuing improvement in each of our primary markets. We see the worldwide average day rate for us increasing almost 10% and another 3 percentage point increase in worldwide utilization. With the additional vessels we have added to the fleet, we are estimating an increase in revenue up to $100 million in 2014.

The US Gulf of Mexico is facing some near-term headwinds related to what we see as some transitory oversupply in that market. But we anticipate the second half of 2014 to be strong. We are anticipating a year-over-year increase in average day rate for the region of 10%. The first quarter of 2014 is a relatively high dry dock quarter for the Americas regions, which will bring down revenue from what we experienced in Q4.

About 6% of the vessel availability will be invested in dry docks, which result in a revenue loss of just over $3 million. We anticipate a slightly softer market on top of that. So whereas we typically see the North Sea down in Q1 and Americas up in Q1, this year it will be a reverse. That's just one of the benefits of geographic diversification.

The fourth quarter was a strong quarter for the Americas region. Each of the three sub regions in our Americas segment, US, Mexico and Brazil did very well during the fourth quarter. Each showed improving results from the third quarter. Utilization was up nearly 6 percentage points for the region as a whole. We have seen some operational and commercial improvements in Brazil, which many of you know, is a difficult market in which to operate.

In the North Sea, although the typical and expected calendar-year seasonality brought demand down during the quarter, the market remained relatively strong throughout the fourth quarter, particularly in Norway. Q1 is normally a step down from the preceding Q4, but for 2014, we expect another step up in average day rate and utilization for the region and, of course, the commensurate increase in revenue.

Southeast Asia continues to deliver improving results. We were cautiously optimistic that we could move utilization into the mid 80% range when we discussed the second quarter results. The new Management team there did a great job during the third quarter and was able to deliver utilization of 88%. Now for the fourth quarter, they were able to achieve utilization of 91%. Southeast Asia has a bit of calendar year seasonality, certainly not as much as the North Sea but a little.

As a result, we don't expect to see this kind of utilization in the first quarter but the region is doing very well. It's one of the few regions that most pundits are expecting to continue to increase in E&P spending. We were pleasantly surprised when we broke the $15,000 mark on average day rates last quarter. We are pleased to see it inch up again. But we continue to believe that the entire region needs to get a bit further along in working off the oversupply of vessels before day rates can make any real improvement.

So, it was a good solid quarter for all of our operating regions. We were right on our guidance for direct operating costs which continues to reflect a bit more predictability in labor prices. We continue to be encouraged by that, but the supply and demand for Mariner labor continues to be something that we watch carefully around the world. We think the US is an area that is susceptible to pressure due to the number of vessels delivered into that market in 2014.

Dry dock expense for Q4 was a bit higher than we guided, because we fully expense it when incurred, it tends to create some P&L volatility. No unusual story behind the increase, sometimes you just don't know the full scope of the work until you get the boat out of the water. G&A expense hit its target, so it's always been reasonably predictable. So, all told, a strong fourth quarter with solid operating income.

The new build program is on track. As we mentioned in the press release, we have delivered 6 of the 11 vessels in the program. We will deliver two more vessels before the next earnings conference call in April. As we've mentioned on previous calls, the US new builds are running a bit late. We have no concern over the total cost or ultimate delivery, given what we see as some transitory softness in the US market, it's not ideal, but it's also not all that bad.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

So, again, we have a lot of good things to communicate to you on the call today. We hit closer to the high point of our revenue guidance. We pride ourselves on giving you reliable revenue guidance that is neither too conservative nor too optimistic. When we updated our guidance, which, of course, we do every quarter, we said it with the intention that we are most likely going to hit the middle of the range. The business was a bit stronger in the Americas in Q4 and that drove us to the high end of the range. With that, I will turn the call over to Jay to go over the numbers and our initial guidance for 2014.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Thank you, Quintin. As everyone saw in the press release and the Form 10-K that was filed last night, our Q4 earnings were $0.97 per diluted share. They reflected the strength in all regions. We certainly saw that strength in the quarterly revenue which sequentially increased 2%, as Quintin said, to $124.6 million and of the overall utilization, which improved to 92.3%. I will spend a few moments looking into each region and give some forward-looking guidance. Then turn the call over to David, who will talk about some of the operational items as well.

In the Americas, we had slightly higher day rates that combined with the 6 percentage point increase in utilization to increased revenues by 6% to $55.1 million. Utilization improvements came from fewer dry dock and vessel enhancement days and the overall improvement in utilization in Brazil, which Quintin mentioned earlier. We expect revenues to be down in Q1 as compared with Q4, as utilization will be lower in the US Gulf due to our stretch program and some of the other transitory weaknesses we see there right now.

In Southeast Asia, revenues increased slightly during the quarter to $19.6 million. That's up 4% compared with Q3. Most importantly, utilization continues to improve in this region. It was up more than 3 percentage points to 91%. We expect day rates in Southeast Asia to remain steady in Q1, with utilization dipping slightly due to a higher number of dry dock days planned for Q1, causing the overall revenues to decrease compared with Q4.

North Sea revenues, seasonally decreased by 2% to $49.9 million. Day rates were also down 9%. Utilization was down about 2 percentage points. The change was the result of the normal seasonal patterns in the North Sea, as Quintin mentioned, and is not surprising. We have experienced similar conditions thus far in the first quarter as well, but we do not expect -- though we do expect revenue, day rates and utilization to be slightly higher in the first quarter than in the fourth quarter.

We recently took delivery of our second arctic class vessel. We purchased another 2012 built large PSV, which will contribute to the expected earnings improvements during the second half of Q1. On a consolidated basis, our direct operating expenses were $55.7 million, which is an increase of only $500,000 or 1%. The increase was mainly due to the impact of the new vessel deliveries in the third quarter and fourth quarter in the North Sea.

Dry dock expense was $3.9 million in Q4. This was slightly higher than anticipated. Dry dock for the full year was $24.1 million. G&A for the quarter down to $13.3 million. On the tax side, the tax provision for the quarter was 5%. In the quarter, we benefited from some year end tax restructuring that allowed us to create a benefit and realign our capital structure between similar-related parties.

Going forward, we anticipate the tax rate will be 10% to 15% for 2014 excluding any discreet items. As always, this rate is highly dependent on the location of the products. Working capital continues to be an important focus for us. DSO is one metric that indicates the health of customer relationships. A low number means that we have clear and timing billings and that we are in contact with the decision makers at our customers. DSO decreased 7 days since Q3 and 19 days since Q2.

Since Q3 this improvement has allowed us to increase our accounts -- or to decrease our accounts receivable by $7.2 million or 7%, while we actually increased revenues by 2%. On the cash front, we generated $68.9 million of cash from operations during the quarter. CapEx for the quarter was $40.1 million. Cash on hand at the end of the quarter was $60.6 million.

Now as we go forward, we still anticipate having sufficient cash from operations and temporary draws on our revolvers to fund our CapEx and dividend programs in the near term. Speaking of CapEx, CapEx goes along with vessel acquisitions, opportunistic M&A and divestitures to keep our fleet modern and relevant. Going forward, we anticipate CapEx for 2014 will be approximately $165 million. That includes $98 million relating to our new build program and $67 million related to vessel enhancement and the purchase of the North Sea PSV that we talked about earlier.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Dividends paid for the quarter were $6.5 million. As we've previously discussed, we expect this dividend will continue indefinitely as we go forward. We have six new builds under construction at the end of Q4. We have taken delivery of another new build vessel, the second arctic class vessel, since the end of the quarter. That leaves five vessels currently under construction. We anticipate taking delivery of two more vessels before the next conference call, as Quintin mentioned earlier. That leaves three remaining vessels at the end -- after that time which will still be delivered.

Looking forward, we anticipate the revenue for 2014 will be between $525 million and $555 million. We will tighten this range up as we move through the year. We currently anticipate the revenue for the first quarter will be between $118 million and $123 million, with the second quarter increasing by another $14 million to $17 million from there.

The typical pattern for GulfMark is to see higher revenue in the second and third quarters of the calendar year. This year, due to the timing of the delivery of new vessels, the revenue will be slightly different. We anticipate Q4 will actually be slightly higher than Q3. The seasonality will still be there. We simply anticipate it will be overshadowed by the increase in the number of vessels we expect to have operating in the later half of the year.

Direct operating expenses for 2014 is expected to be between $230 million and $240 million. On a quarterly basis, direct operating expenses are anticipated to increase during the year from $56 million to $57 million in the first quarter to $60 million in the fourth quarter. We anticipate dry dock expenses will be between $27 million and $28 million for the full year. $12 million of which will be in the first half. $9 million will be in the first quarter.

General and administrative expense is expected to be between $14 million and $14.5 million per quarter during 2014. Depreciation is anticipated to go up by $12 million year-over-year to $76 million. The first quarter depreciation will be approximately $18 million. The last three quarters will increase slightly with beginning of 2015 run rate of about $20 million per quarter.

Cash paid for interest for 2014 is anticipated to be $32 million which equates to $8 million per quarter. For 2014, the interest expense will actually be slightly lower than the cash number at about $29.7 million, because a portion of the cash interest will be capitalized into the vessels under construction.

On a quarterly basis, interest expense is anticipated to be $6.8 million in the first quarter increasing to $7.8 million in the second quarter and then remaining steady for the third and fourth quarters of 2014. With that, I'm going to turn the call over to David, who will comment on operations.

David Rosenwasser - Gulfmark Offshore Inc - COO

Thank you. As both Quintin and Jay have just mentioned, the North Sea markets have slipped back as of the norm this time of year, with the end of summer construction activity and shutdowns leading to lower demand for vessels. However, rates still remain above 2012 levels. We limited our exposure to the spot market, securing winter coverage by reducing our spot fleet to between two and four vessels.

A number of vessel fixtures were concluded for 2014 already, relating to both the Kara Sea and Statoil, who finalized a combination of medium and long-term fixtures which helped give the market a lift while raising optimism for 2014. On the new construction front, we took delivery of our fifth new build in Q4. The Highland Knight is a 250 class DP-2 PSV and has already gone under contract in the North Sea.

Looking ahead, we've had a better start to the year than expected in the North Sea due to a cluster of rig moves and continued bad weather offshore. Several new term requirements have been issued and several other vessels have been contracted out of the North Sea for work internationally. Expectation that demand for vessels will increase through and into Q2 and Q3 as supply will be restricted when vessels leave on term commitments.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Lastly, the North Sea rig fleet is also expected to increase throughout the year, further increasing demand. Q4 of 2013 ended strong in Southeast Asia with utilization in the low 90% range for the quarter. Rates for lower spec vessels remained neutral, but with promising signs of potential uplift for higher spec vessels going forward.

Southeast Asia remains a complex market with each jurisdiction having its on drivers alongside macro factors such as supply and demand. While Thailand's current political unrest may impact future foreign investment decisions and Indonesia's upcoming elections will undoubtedly slow down new product sanctions, there are still positive signs in most other markets in the region for the forecasted increased spending by national oil companies such as Pertonas in Malaysia and Pertamina in Indonesia.

[Cabotage] remains a dominant feature of these markets, particularly with respect to long-term contracts. With new structures in place, we expect to capitalize on these restrictions. While there have been a large influx of new tonnage into Southeast Asia from China, not all these vessels delivered into the region will stay in the region as we've seen a number of vessels deployed into other areas such as West Africa.

Additionally, there are a number of new builds delivering to speculative builders, who do not have a track record to be able to compete with the established owners, effectively making them uncompetitive in tenders. Especially with respect to the higher spec vessels that are engaged in the more demanding offshore operations.

In the Americas, utilization was high across all areas for Q4. Everything that was available to work was working. Toward the end of December; however, we started to see softness in the US build spot market which has continued into Q1. One vessel returned to the US from Trinidad to be stretched. Another US live vessel is expected to return from Trinidad at the end of Q1. Because we expect the softness to continue for the next few months in the US, we took advantage of the timing to contract the stretching of an additional four vessels. This will bring a total number of our DP-2 260 class enhanced PSVs to eight.

During Q4, we finished the second 260 stretch vessel which went directly to work and started vessel 3. Vessel 3 which is already contracted is expected to start work next month. The PSV that returned from Trinidad, Vessel 4 entered the yard several weeks ago. We're expected to deliver during Q2. The remaining four vessels are expected to be stretched incrementally through the end of 2014.

We believe the softness in the US Gulf relates more to timing than fundamentals and expect the market will firm up as incremental rates continue to deliver in and start work in the areas through the next several quarters. Our first US new build, the 280 class PSV Polaris has experienced some shipyard delays. However, the yard is working diligently and expects to deliver her at the end of Q1. The remaining three US new builds have also suffered some delays, most recently associated with the severe winter weather expensed here in the southern part of the US.

Deliveries for the second 280 PSV and the two 300 class PSVs are expected to be in Q3 2014, Q4 2014 and Q2 2015 respectively. Trinidad, Mexico and Brazil continued to be attractive markets for us. Although, we've had one vessel return to the US from Trinidad for the stretch program, another PSV in Trinidad extended her contract through the end of Q1, with the remaining four vessels expected to work in the area well into 2015. Mexico also saw an addition to its fleet in Q4 with the start of a term contract for one of our US Flag FSVs. Brazil saw operational improvements in Q4, as both Quentin and Jay mentioned, with the expectation to continue -- this will continue through the remainder of the year.

[Petrobras] released a number of delayed tenders. We expect to see more opportunities develop through 2014 including both new tenders and vessel extension opportunities. Most recently on the operational front, we took advantage of an opportunity to move up a regulatory dry dock of an HTS in Brazil from Q3 to Q1. Although this will negatively affect the first quarter, it's allowed us to affect a repair on the vessel and the gate, the requirement to draw it off the vessel later this year. So, that's the quick overview of the quarter. With some insight into how we see 2014 developing. With that, I will turn it back over to Quintin.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks, David. So, hopefully, you get a sense from our commentary today -- our continued optimism and confidence in the business both this year and the long term. We understand from listening to investors that there is real concern about the level of activity in our business, particularly in the Gulf of Mexico. We take heed of these concerns. But as you can tell from our guidance for 2014, we anticipate that 2014 will be a record revenue year for GulfMark. With that, we'll open it up for questions.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Jeff Spittel, Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Markets - Analyst

Maybe if we could start in on the softness -- the transitory softness in the Gulf of Mexico. I certainly don't want to make too big a deal out of it. But as we think about the first quarter and potential utilization, do you think because of the seasonality and some of the softness you're seeing that the utilization number might look a little bit more like the third quarter in 2013?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

It's certainly going to dip down. In the third quarter -- Jay, where were we at on that? It looks -- I think it's going to be a little bit similar probably to the -- what you saw last year with about 2% or 3% decrease through the utilization, sacrifice for dry dock.

Jeff Spittel - Clarkson Capital Markets - Analyst

Got you.

David Rosenwasser - Gulfmark Offshore Inc - COO

This is David. I certainly don't think it's going to be around the 95% level. We've got some dry docks and other things that will affect that on top of the markets.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Jeff, this is Jay. I would expect to see the numbers somewhat close to where Q3 was, maybe even slightly below Q3 because of the stretch program that we have going on, but that is a good approximation.

Jeff Spittel - Clarkson Capital Markets - Analyst

Okay. That's reasonable. I appreciate that. Then maybe bigger picture, as you assess Mexico, it sounds like there's going to be more of an opportunity there. How do you think about framing that relative to what's going on in the US side where certainly, we would expect the market to pick up later in the year?

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

David Rosenwasser - Gulfmark Offshore Inc - COO

We are always comfortable with Mexico. We have been in and out of that area for quite some time. So, we are cautiously optimistic about Mexico developing. There is a number of tenders out currently for the area. So, we will weigh that against the timing with respect to where we see the US moving as we go forward.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

I think we will see a lot more activity developing in Mexico in 2015 versus 2014, but I definitely think it's going to be a nice market over the next several years.

Jeff Spittel - Clarkson Capital Markets - Analyst

All right. Thanks, guys. Appreciate it.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Thanks, Jeff.

Operator

Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

My first question is a follow-up on the US Gulf of Mexico. I guess there is four new builds that are going to be delivered into that market. Quintin, I think the last time when we spoke you mentioned that the one was already on contract. I guess as we think about the delivery of the next one in the second quarter, given what is happening in the market in the US Gulf, can you sort of shed some light into what types of conversations you are having with customers, if any, about maybe putting these vessels on contracts prior to them getting deliveries? Is there still a strong appetite?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

There is active discussions that are going on. The first new build for us that delivers into the Q1, start of Q2 is already contracted. The next one isn't until the end of the year. There is active negotiations and interest from the operators on contracting those vessels. So we certainly see the transfer of softness, but it's not stopping the appetite from the operators.

Gregory Lewis - Credit Suisse - Analyst

When you characterize the types of tender -- the types of contracts, is sort of pricing and duration about the same? Or are you seeing any softness in that?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

It's probably too early to tell on the second delivery because it's in the last half of the year. It's in Q4. Certainly, obviously, the first one that's locked up is already set. But I think we will get a better sense for that when we actually get into a situation where we can deliver a vessel. We may have some other comments then.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Gregory Lewis - Credit Suisse - Analyst

Okay. Thanks. Then, just in thinking about the opportunity that presented itself in the North Sea, I guess how did that vessel come across your guys' desk? Was there -- was that an active bidding process? Do you have any sense for -- relative to where you bid, where potentially other bidders came in at?

David Rosenwasser - Gulfmark Offshore Inc - COO

Greg, this is David. That vessel is a vessel that we had managed previously. We don't currently -- when we purchased the vessel, we weren't currently managing it. We were familiar with the vessel. We were familiar with the owner-operator. So we were very comfortable with both the condition of the vessel and obviously the type of vessel that it was. So, it was an easy decision for us when the opportunity came up.

Gregory Lewis - Credit Suisse - Analyst

Should we think about there being similar opportunities like that? Or was that a one-off that was sort of just low hanging fruit that was easy to take advantage of?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

It was certainly one-off. It was low hanging fruit. Easy for us to take advantage of. The uncertainty in the vessel acquisition sometimes has to do with how well the vessel was made. We helped oversee the sea trials on this vessel when it was delivered. So we knew a lot about this vessel. We were very comfortable making the decision on it.

Opportunities don't present themselves that often unfortunately for this type of vessel. But we'll pick it up from time to time. This was a good block and tackle vessel for the North Sea. I wouldn't see us buying a dozen of these vessels, because they are solid vessels but they're not the cutting edge vessels that I think the market's going to be moving towards in the 15 to 20 years. But they're solid vessels for the North Sea.

Gregory Lewis - Credit Suisse - Analyst

Okay. Thank you for the time.

Operator

George O'Leary, Tudor, Pickering, Holt & Co

George O'Leary - Tudor, Pickering, Holt & Co. - Analyst

Tacking on to the last question, any other regions where you may be looking to do acquisitions outside of the North Sea?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We haven't been shy on prior calls of talking about what we think is opportunity in Southeast Asia. It's the one area around the world where I think you can still get vessels in the secondary market at good prices. So, we're actively looking in that area: although, we haven't found anything. So I would say that continued interest in picking up vessels on the secondary market in the North Sea and Southeast Asia is probably dominant to picking up anything today in the Americas region.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

George O'Leary - Tudor, Pickering, Holt & Co. - Analyst

All right. That's helpful. Then, good results in Southeast Asia, especially on the utilization and the day rates on really -- versus what we were modeling. Are you guys seeing -- you mentioned on the last call, upside to day rates in utilization could really come from vessels moving out of that region? Are you seeing that happen today? Is some of that oversupply starting to evade? Or was that more of just a -- Management team executed really well in the quarter?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Actually, I think it's a little bit of both. You are starting to see vessels move into -- lower spec vessels move into areas like the Middle East. You're seeing some of the higher spec vessels go into East Africa. I think that if Mexico comes online strong in 2015, you will see that draw a lot of vessels into that part of the world. So, it's starting to happen. But I think it's probably more Management execution at this point. But the markets are moving in that direction.

George O'Leary - Tudor, Pickering, Holt & Co. - Analyst

All right. Thanks for the color.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks.

Operator

[Retiya Stetson], Morgan Stanley.

Retiya Stetson - Morgan Stanley - Analyst

I just have a follow-up question again, on the Southeast Asia market. I was wondering -- so what else is going to have to change except these vessels that are leaving? Or how do you see developing and do you have a timeline or expectation of when rates will be able to move up at what point in Southeast Asia?

David Rosenwasser - Gulfmark Offshore Inc - COO

It's hard to tell. It's such a complicated market. There's probably 14 different markets within Southeast Asia. Some of those markets are starting to institute cabotage restrictions and protections in laws, particularly in Indonesia. So that throws things into a little bit of a flux. I would expect that -- one of the variables, of course, is how much ship building goes on in Southeast Asia. There is a tremendous amount of ship building capacity in Southeast Asia. Generally, they haven't been building PSVs for awhile. That's been good. That's been allowing the oversupply to work itself off. I would say that if you don't see a surge in PSV building in Southeast Asia that by 2015, we should be in a good market.

Retiya Stetson - Morgan Stanley - Analyst

Okay. Great. That's very helpful. Thank you.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Operator

Turner Holm, RS Platou.

Turner Holm - RS Platou Markets - Analyst

I was just curious if there was anything unusual about Statoil coming to the market this -- earlier in the year? Just curious if -- how that should frame our thinking for day rates in the North Sea in 2014?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

I think it's quite bullish. You saw them pick up 14, 15 vessels last year. They renewed some of those. They have some under construction. I think it's a very bullish indicator of what you are seeing in Norway. One of the commentaries that -- I don't know if it came out earlier on the call, but the North Sea has been sold out -- essentially sold out all winter season. So that's been very bullish for the Norwegian sector of the North Sea market. The Norwegian sector has been sold out. I think it's a good indication that activity levels in the UK are going to be very strong as well.

Turner Holm - RS Platou Markets - Analyst

Okay. Yes. That's great. Just curious how you would frame the opportunity in the arctic over the next two years for your North Sea fleet?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

That's hard to say. There certainly hasn't been -- there's exploratory activity going on in the arctic right now. There's obviously no production activity at this point. I think that they're going to continue to do exploratory work. That area's going to increase as far as vessel utilization goes. Right now, our arctic class vessels are not doing arctic work. They're doing work in the North Sea over the winter. But they certainly have the optionality to get into the arctic over time.

So, I expect that region's going to increase in activity slowly over the next five years. I think that if you -- if there is a significant find in the arctic region and they move towards production, you're going to see a very deliberate and slow pace towards that. Because I think there's a lot of environmental regulations and safety that's going to come into play as a result of drilling in the arctic. So, I think there's going to be some time to react, unfortunately, for other operators to react as well. But I do believe that we'll be positioned to take advantage of it from the get go.

Turner Holm - RS Platou Markets - Analyst

Okay. Thank you very much. I will turn it back.

Operator

JB Lowe, Cowen and Company.

JB Lowe - Cowen and Company - Analyst

I just had another follow-up question on Southeast Asia. Given that you see the market as kind of staying steady, is there no real urgency to make acquisitions in the area? Or are you trying to get something done before the market potentially picks up later this year and into 2015?

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, there is never any real urgency to do an acquisition. The value's going to drive that. But I do see what you are saying. I think the asset prices are going to start to increase once people start to see that day rate traction. So I think the opportunity to do something -- the window's going to close once you see the day rates ticking up significantly in Southeast Asia.

We will certainly be mindful of opportunities in the near term. But, again, I don't want to telecast anything that is not going to happen. We have been looking there for a year or so. We will continue to focus in that area as well as the North Sea. If something comes around that is value to the shareholders, we're definitely going to execute on it.

JB Lowe - Cowen and Company - Analyst

Okay, great. On the acquisition that you made in the North Sea, what rate is that vessel going to be on once you take delivery of it?

David Rosenwasser - Gulfmark Offshore Inc - COO

We have already taken delivery of it. It's on a good rate relative to its side in the North Sea. So, it's about where the average is for the North Sea on day rates.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We generally don't give out specific boat day rates. Just --

JB Lowe - Cowen and Company - Analyst

Right. Okay. Fair enough. Then just in general in the Gulf of Mexico, where are you guys seeing like a range of contract rates for your new builds? What kind of discussions are you having? Has that rate dipped in the past couple months as the markets got a little bit softer? Or is it staying steady for the kind of higher end market where you guys are bringing your new builds into?

Jay Mitchell - Gulfmark Offshore Inc - CFO

The first vessel of course, that Quintin mentioned, is already contracted. The rates for vessels number 2, 3 and 4 are at that rate or higher on the negotiation front. So, we are still pretty optimistic about rates as we look forward to the Gulf. But the work scope might be slightly different for those vessels than the first. So it's a nice -- it's still a nice opportunity going forward. So we're excited about the opportunity in the Gulf.

JB Lowe - Cowen and Company - Analyst

Okay. That's all I have. Thanks so much.

Operator

Chris Snyder, Sidoti & Company.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Chris Snyder - Sidoti & Company - Analyst

My question is about the cash. Obviously, it seems like in 2014 you will have pretty good cash. But then 2015, with the new build program, at least as it's scheduled now really winding down. There's going to be really considerable cash generated. Have you had any discussions on, how much of this you think you'd use for expansion? Or how much would maybe be -- maybe increase the dividend, buy back shares? If for expansion, would you continue to look at secondhand vessels like the one that you just announced? Or just buy more new builds?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, your question is probably more about returning money to shareholders and capital allocation. Certainly, that is something that we think a lot about. We are very return on capital, return of capital focused. But with that said, 2015 should be one of the first positive free cash flow years we had in a while. We certainly like to operate in a way that we're always putting off excess cash in that manner.

We've had a large new build program. It's absorbed a lot of cash over the last couple of years. Generally, we are moving away from that large episodic building and getting into more of a routine build level so that capital outlays in particular years aren't as excessive as we see in 2012 and 2013.

But how we allocate that as far as reinvesting in the business and returning to shareholders, we have the dividend. We're going to maintain the dividend. As the Company grows and can support a higher dividend, we will consider that. But for now, the dividend is steady. As we reinvest in the business, we're going to look for the right opportunities, whether it's a secondhand vessel or if it is a new construction vessel. But I would imagine, it's going to be a mix of both of those going forward.

Chris Snyder - Sidoti & Company - Analyst

Okay. Thank you for the information. That's it for me.

Operator

Mark Brown, Citigroup.

Mark Brown - Citigroup - Analyst

I wanted to ask about the North Sea. Just a question -- you said that you wanted to keep about two to four vessels in the spot market, but at the same time, it sounds like the North Sea has a lot of growth potential. Any thoughts of having a higher exposure to the spot market, where you might be able to capture some more of that upside? The other question is, as far as those vessels are concerned, are they in the UK or the Norwegian sector?

David Rosenwasser - Gulfmark Offshore Inc - COO

When we talked about the spot exposure, we limited our winter spot exposure to between two and four vessels. It's a good question because going forward, I see that spot exposure increasing. We will do that over time, as contracts roll off, whether we agree to extend on term or put the vessel in spot will be determined based on how we see the market as we continue through the year. On your second question, the UK and Norwegian sectors are separated. There is essentially 23 vessels that are operating out of the UK. There's six vessels operating out of Norway.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

Mark Brown - Citigroup - Analyst

Okay. Excellent. I just wanted to ask about -- a few other analysts have asked similar questions on the Gulf of Mexico, the softness you are seeing. It doesn't seem like you expect too much of an impact to utilization sequentially. How confident are you that the utilization and day rates will improve in the second half of the year given all the moving pieces that are at work?

David Rosenwasser - Gulfmark Offshore Inc - COO

Well, as Jay and Quintin both mentioned, we are going to see some impact on utilization, driven largely by the vessel that we have coming into the market for stretch. We don't take those out of the equation. So even the boats out of service for three months or so, it's still included on our utilization number. So, as we go forward and we roll contracts, we should see some effect of the softness of the market. That may mean that the first quarter, maybe even the second quarter, we have utilization more in line with where we were in the third quarter.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Yes. First quarter you are looking somewhere in the mid to high 80%s for utilization in the Gulf of Mexico, to give you an idea. The second quarter, we'd expect it to step up slightly from there. Then we feel certainly better about the second half of the year than we do about the first half of the year right now.

Mark Brown - Citigroup - Analyst

Okay.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Forecasting in this business is tough. I think that we have done a really good job of giving revenue guidance over the last year. We tend to be hitting the mark there. So we feel comfortable that we are getting more accurate in our forecasting ability, but, I must say, it is a difficult industry to forecast.

Mark Brown - Citigroup - Analyst

I just wanted to ask about the new build program. It seems like everything is on schedule for this first quarter, but that a few of the US deliveries are going to be delayed -- the second, third and fourth in the order book there. I was just wondering, what is driving the delays? Is this typical? Or are there any things that are -- you may be more concerned about?

David Rosenwasser - Gulfmark Offshore Inc - COO

All of the European new builds have really essentially delivered on time. All of the US new builds are a little bit backed up. We have talked about this on a prior call. It really related to labor. There is some labor issues with respect to weather at the yards and some of the subcontractors and such. There is not necessarily an issue with equipment.

But unfortunately, we got hit again over the last couple of months with this weather in the south. It's created some delays in the yard. Even though there is not necessarily snow or ice on the ground, what happens is when you have really, really low temperatures early in the morning and then during the day it warms up, the hull itself doesn't warm up. So it prevents them from painting. It prevents them from doing some electrical work. So, we've had some additional delays on that.

FEBRUARY 25, 2014 / 2:00PM, GLF - Q4 2013 GulfMark Offshore Earnings Conference Call

But the first of the US new build, a 280 Polaris as we mentioned, is expected to deliver at the end of the first quarter. It may slip a week or two. I hope that it doesn't, but we have to be flexible with respect to how that's working out. On vessels 3, 4 and 5, we've seen a knock on the weather. But as we mentioned, those are still relatively on the same schedule that we have seen over the last several months. So, as Quintin mentioned, we are not worried about necessarily, pricing but the delays are a little bit unfortunate. But given the market in the Gulf, maybe it's not such a bad thing.

Mark Brown - Citigroup - Analyst

All right. That is great color. Thank you.

Operator

(Operator Instructions)

I would like to turn the conference back over to Mr. Kneen for any closing remarks.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, everyone. Thank you, Emily. Thank you for your interest in GulfMark Offshore. We look forward to updating you again in April. Good-bye.

Operator

The conference is concluded. Thank you for attending today's presentation. You may now disconnect.

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